Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and Chief Executive Officer
(763) 551-5000
For Immediate Release
CONTACT:	Investor Relations:
Cara O’Brien/Melissa Myron
Media Relations:
Stephanie Sampiere
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

RECORD SECOND QUARTER RESULTS

~Second Quarter Net Income Increases 22% to $0.22~

Minneapolis, MN, September 23, 2003 – Christopher & Banks Corporation (NYSE: CBK) today reported record results for its second quarter and six months ended August 30, 2003.  All references to per share amounts reflect the effect of a three-for-two stock split that was completed on August 27, 2003.

For the second quarter, net income increased 22% to a record $8.5 million, or $0.22 per diluted share, compared with $6.9 million, or $0.17 per diluted share, in the prior year period.  Net sales for the second quarter increased 21% to $89.7 million from $73.9 million last year, while same-store sales increased 3% during the quarter.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks Corporation commented, “We are pleased with our performance during the second quarter as we achieved strong sales and earnings growth.   By maintaining a disciplined approach to managing our business, we increased our operating margin to 15.2% from 14.9% in the same period last year.  Additionally, our inventory position at the end of the quarter was fresh and current.”

For the six months ended August 30, 2003 net income increased 17% to $19.6 million, or $0.51 per diluted share, compared with $16.7 million or $0.42 per diluted share last year.  Net sales for the six-month period increased 21% to $183.1 million from $151.6 million last year, while same-store sales increased 1%.

During the first half of the fiscal year, the Company opened 56 new stores.  As of August 30, 2003, the Company operated 494 stores compared to 408 stores at August 31, 2002.  Forty-one additional stores are planned for the third quarter, including 19 in September.

Mr. Prange continued, “We anticipate finishing our fiscal year with approximately 535 stores in operation, further solidifying the position of Christopher & Banks and C.J. Banks in the marketplace.”

Company Outlook

Based on month to date results, the Company anticipates September same-store sales will be flat to modestly positive.  For the balance of the fiscal year, the Company continues to plan for a low single digit increase in same-store sales and an increase in diluted earnings per share in excess of 20% over the second half of last year.

Mr. Prange concluded, “While we expect the retail environment will remain difficult for the foreseeable future, we are encouraged by our ability to continue to generate earnings increases during these challenging times.  Given the increasing visibility of our brands and our ability to manage our business efficiently, we believe we will be able to benefit from any improvement in general economic conditions.”

The Company will discuss its second quarter results in a conference call scheduled for today, September 23, 2003, at 5 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 505 stores in 41 states.  For more information on Christopher & Banks Corporation, visit the Company’s website at www.christopherandbanks.com.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE INCOME STATEMENT

FOR THE THREE AND SIX MONTHS ENDED

AUGUST 30, 2003 AND AUGUST 31, 2002

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 30, 2003	August 31, 2002	August 30, 2003	August 31, 2002
	(Unaudited)		(Unaudited)

Net sales	$89,710	$73,858	$183,083	$151,614
Merchandise, buying and occupancy	51,474	42,075	101,564	84,035
Gross profit	38,236	31,783	81,519	67,579
Selling, general and administrative	21,793	18,494	44,491	36,401
Depreciation and amortization	2,797	2,260	5,448	4,403
Operating income	13,646	11,029	31,580	26,775
Interest, net	(183)	(270)	(399)	(423)
Income before income taxes	13,829	11,299	31,979	27,198
Income tax provision	5,338	4,350	12,344	10,471

Net income	$8,491	$6,949	$19,635	$16,727

Basic earnings per share:
Net income	$0.23	$0.18	$0.53	$0.44

Basic shares outstanding	37,440	38,379	37,334	38,243

Diluted earnings per share:
Net income	$0.22	$0.17	$0.51	$0.42

Diluted shares outstanding	38,450	39,986	38,242	39,968

CHRISTOPHER & BANKS CORPORATION

COMPARATIVE BALANCE SHEET

(in thousands)

	August 30, 2003	August 31, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,187	$19,915
Short-term investments	54,835	26,862
Merchandise inventories	31,842	24,098
Prepaid income taxes	5,005	1,839
Other current assets	7,657	9,324
Total current assets	108,526	82,038

Property, equipment and improvements, net	77,308	64,410

Other assets	80	1,952

Total assets	$185,914	$148,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,283	$2,638
Accrued liabilities	11,920	10,258
Total current liabilities	17,203	12,896

Long-term obligations	4,817	2,635

Stockholders’ equity:
Common stock	421	413
Additional paid-in capital	57,167	50,259
Retained earnings	126,580	85,197
Common stock held in treasury	(20,274)	(3,000)
Total stockholders’ equity	163,894	132,869

Total liabilities and stockholders’ equity	$185,914	$148,400

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